MUNIVEST FUND, INC.

FILE # 811-5611

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
09/26/01	State of Wisconsin GO 5.5% 5/1/12	$5,000,000	$246,525,000	Bear Stearns
11/3/01	Virginia Housing Dev Auth 5.2% 7/1/19	$10,175,000	$17,000,000	Paine Webber
12/14/01	NJ Trans Trust Fund 6.0% 12/15/16	$10,000,000	$1,881,450,000	Paine Webber
12/14/01	NJ Trans Trust Fund 6.0% 12/15/18	$2,310,000	$1,881,450,000	Paine Webber
01/28/02	Puerto Rico Hwy & Trans 5.75% 7/1/41	$7,500,000	$1,103,875,000	Salomon Smith Barney
		$	$
		$	$